Exhibit 99.1
News Release

News Announcement

CONTACT
Ronda J. Williams, Investor Relations
Oil-Dri Corporation of America
312/706-3232; ronda.williams@oildri.com

Oil-Dri Board of Directors Declares Increased Dividends

CHICAGO, IL – (June 24, 2011) – The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.17 per share of the Company’s Common Stock and $0.1275 per share of the Company’s Class B Stock, a 6.25% dividend increase for both classes of stock.

The dividends will be payable on September 2, 2011, to stockholders of record at the close of business on August 19, 2011.  The Company has paid cash dividends continuously since 1974.  The Company’s Board of Directors has increased dividends annually for the past eight years.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for industrial, automotive, agricultural, horticultural and specialty markets and the world’s largest manufacturer of cat litter.